AMENDED SCHEDULE A to the DISTRIBUTION AGREEMENT between

PFS Funds and Rafferty Capital Markets, LLC

     Pursuant to Section 1 of the Distribution Agreement among PFS Funds (the “Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

Wireless Fund Castle Focus Fund Bretton Fund Christopher Weil & Company Core Investment Fund NWM Momentum Fund Ensemble Fund Taylor Frigon Core Growth Fund The Momentum Bond Fund

Dated: June 20, 2017

9